Exhibit 99.B(d)(8)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Delaware Investment Fund Advisers,
a series of Macquarie Investment Management Business Trust

Dated as of April 30, 2013, as amended April 15, 2024

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Tax Exempt Trust

Intermediate-Term Municipal Fund

[REDACTED]

SEI Investments Management Corporation		Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust

By:	/s/ James Smigiel	By:	/s/ Susan L. Natalini

Name:	James Smigiel	Name:	Susan L. Natalini

Title:	Chief Investment Officer	Title:	Managing Director, SVP